Exhibit 10.3

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, effective as of January 1, 2010 (the “Effective Date”), by Augme Technologies, Inc., f/k/a Modavox, Inc., a Delaware corporation (the “Seller”), and World Talk Radio, LLC, doing business as Voice America, an Arizona limited liability company (the “Buyer”) (the “Agreement”).  Seller and Buyer are collectively referred to herein as the Parties.

WHEREAS, the Seller, prior to the Effective Date, operated an Internet Radio business featuring certain technical platforms, brand and trade names and other property (the “iRadio Division”); and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, which terms and conditions further memorialize the transaction described in the Parties’ Binding Letter of Intent entered into as of December 31, 2009, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, certain designated assets of the Seller related to Seller’s iRadio Division, as specifically described herein, in consideration for the payments and promises from the Buyer as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

PURCHASE AND SALE OF ASSETS

Section 1.01.Purchase and Sale of Assets.  Upon the terms and subject to the conditions set forth herein, on the Closing Date (as defined below), the Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, free and clear of all liens, claims, charges and encumbrances (collectively, “Liens”), all of the Seller’s right, title and interest in and to the tangible and intangible assets identified in Exhibit A hereto, which assets relate to historic and current operation of Seller’s iRadio Division (the “Business”) and which assets are being transferred to Buyer for the purpose of transferring to Buyer the ongoing operations of the Business (each an “Asset” and collectively, the “Assets”).

Section 1.02. Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, the Seller shall retain and shall not sell, transfer, convey or assign to the Buyer, and the Buyer shall not purchase or acquire, any asset or property not specifically listed in Exhibit A hereto.

Section 1.03. Liabilities. As consideration for the Assets identified and transferred hereunder, and in addition to the consideration to be paid to Seller under the revenue sharing arrangement described below, Buyer agrees to assume full responsibility for certain designated operational liabilities commencing as of the Effective Date, as follows:

(a)         As of the Effective Date, Buyer agrees to assume certain liabilities related to designated employees of Seller who became employees of Buyer as of the Effective Date, including the following (i) Buyer agrees to hire certain individuals who were employed by the Business prior to the Effective Date, a list of whom is attached hereto as Exhibit E (“Transferred Employees”); and (ii) Buyer agrees to assume all liabilities associated with the ongoing employment of such Transferred Employees commencing as of the Effective Date (including recognizing the accrued/unused vacation of Transferred Employees).

(b)         The Parties agree that any and all liabilities accrued by Buyer commencing on the Effective Date, including with respect to any agreements to be transferred to Buyer per Exhibits B through E of this Agreement, or with respect to any Transferred Employees, will be the sole responsibility of Buyer.

(c)         Buyer has informed clients, partners and vendors of the Business, as in existence on the Effective Date, about the transaction contemplated by this Agreement and the transfer of business operations from Seller to Buyer as of the Effective Date, and Buyer has obtained written assignments to Buyer of any agreements previously entered into between Seller and such clients/partners/vendors related to the Business, transferring the rights and duties of Seller to Buyer.  Buyer understands the historical revenue generated from these clients. Transferred client contracts are described in Exhibit B, attached hereto (“Transferred Clients”), transferred partner agreements are described in Exhibit C, attached hereto (“Transferred Partners”) and transferred vendor agreements are described in Exhibit D attached hereto (“Transferred Vendors”).

(d)         In addition to the foregoing, Buyer agrees to assume all operational liabilities associated with the Business, commencing as of the Effective Date, as described in Exhibit F hereto.

Section 1.04. Purchase Price.  Upon the terms and subject to the conditions of this Agreement, and in consideration of the sale, conveyance, assignment, transfer and delivery of the Assets, the Buyer shall assume the Liabilities described in Section 1.03 above as of the Effective Date, and Buyer shall pay to Seller certain on-going revenue sharing payments:

(a)         For as long as Buyer is in the business of providing Internet-based radio services, Buyer will pay to Seller a commission based on Buyer Gross Revenue according to the following graded schedule, which schedule is intended to be discounted for two calendar quarters to assist Buyer with start-up costs:

(i)	January 1, 2010 through March 31, 2010 – 5% of Gross Revenue

(ii)	April 1, 2010 through June 30, 2010 – 10% of Gross Revenue

(iii)	July 1, 2010 through June 30, 2015 – 15% of Gross Revenue

(iii)	July 1, 2016 and after – 5% of Gross Revenue

(b)         For purposes of the revenue sharing arrangement described in Section 1.04(a), Gross Revenue is defined as: (i) all cash collections received by Buyer; and (ii) the value of any non-cash consideration received by Buyer (determined based upon the value of the services provided for such non-cash consideration).  Such commissions are to be paid monthly no later than the tenth (10th) day of each calendar month following receipt, with late payments accruing interest at the rate of one percent per month.  Notwithstanding the foregoing, the payment for January, 2010, will be due no later than the tenth (10th) day after the Closing Date. If Seller provides any services to Buyer (including the Transition Assistance described in Section 1.05 below), Buyer is not required to pay to Seller revenue commissions based on the value of the services received by Seller.

(c)         Upon ten (10) days’ prior written notice to Buyer and no more than one (1) time per calendar quarter, Seller or a firm selected by the Seller may audit Buyer’s books and records to ensure Buyer’s compliance with its obligations, including its payment obligations, under this Agreement.  To the extent such an audit indicates underpayment of the Revenue Sharing Fee, Buyer will promptly remit such underpayment (and applicable late payment interest) to Seller and, if the underpayment exceeds five percent (5%) of the previously paid fees, Buyer will pay Seller’s reasonable costs and expenses of such audit/review.

Section 1.05.  Transition Assistance.  As of the Closing Date, Seller has assisted Buyer with certain business transition matters, including those specific items listed in Exhibit G hereto (“Transition Assistance”).

Section 1.06.  Closing Date.  The Closing Date for this transaction shall be the last date on which both Parties execute this Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to the Buyer as follows:

Section 2.01.Organization and Standing.  The Seller is a Delaware corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

Section 2.02. Authorization; Validity.  The Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated.  This Agreement has been duly executed and delivered by Seller and, assuming this Agreement constitutes a valid and binding obligation of the Buyer, constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

Section 2.03.  Consents and Approvals; No Violations.  No consent of any other party is required in connection with the execution, delivery and performance of this Agreement by the Seller.  Neither the execution, delivery or performance of this Agreement by Seller nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the charter or by-laws of the Seller, (ii) to Seller’s knowledge, require any filing with, or permit, authorization, consent or approval of any governmental entity,  (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Seller is a party or by which any of the Seller’s properties or assets may be bound or (iv) to Seller’s knowledge, violate any federal, state, local, regional, municipal or foreign laws, statutes, rules, regulations, ordinances, codes, decrees, judgments, injunctions, writs, orders, guidance documents, standards or other legal requirements (“Laws”).

Section 2.04.  Compliance with Laws.  To Seller’s knowledge, the conduct of the Business, including the ownership of the Assets, has not violated, and as presently conducted does not violate, any Laws or any industry standards, nor has Seller received a notice of any such violation.

Section 2.05.Title to Properties; Liens.  The Seller has good, valid, legal, equitable and marketable title to all of the Assets, free and clear of any Liens.  The Seller is hereby conveying to the Buyer good, valid, legal, equitable and marketable title to the Assets, free and clear of any Liens.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 3.01.  Organization and Standing.  The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona.

Section 3.02.  Authorization; Validity.  The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions so contemplated.  This Agreement has been duly executed and delivered by the Buyer and, assuming this Agreement constitutes a valid and binding obligation of the Seller, constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

Section 3.03.  Consents and Approvals; No Violations.  Neither the execution, delivery or performance of this Agreement or any of the agreements and instruments to be delivered pursuant to the terms hereof by the Buyer nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of formation or operating agreement of the Buyer, (ii) require any filing with, or permit, authorization, consent or approval of any governmental entity,  (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Buyer is a party or by which any of its properties or assets may be bound or (iv) violate any Laws.

ARTICLE IV.

COVENANTS

Section 4.01. Cooperation.  Seller agrees to cooperate with Buyer and provide reasonable assistance to Buyer in retaining the customers of the Business.

Section 4.02.Assignment of Agreements.  Buyer agrees that it will perform any and all tasks and execute any documents required to ensure the assignment of agreements, and the transfer of liabilities, as contemplated by this Agreement, whether before or after the Closing Date.

ARTICLE V.

SURVIVAL OF REPRESENTATIONS, WARRANTIES,

COVENANTS AND AGREEMENTS

Except as otherwise specifically provided for herein, the representations, warranties, covenants and agreements of the Buyer and the Seller included or provided for herein, or in other instruments or agreements in connection herewith, and the obligation of the Buyer and Seller to indemnify on account of a breach or violation thereof shall survive for a period of thirty-six (36) months following the date hereof (or such longer period as set forth in the succeeding sentences).  Similarly, the obligation of Seller to indemnify the Buyer with respect to any liability of Seller, shall survive until such liability or claim is fully paid and discharged.  There shall be no limit on the survival of the indemnification obligations of Seller for breaches of the representations or warranties made by Seller as to the transfer of legal and valid title to the Assets.  Notwithstanding anything herein to the contrary, if, prior to the expiration of any indemnification period, the Buyer, or Seller, as the case may be, shall have been notified of a claim for indemnity hereunder and such claim shall not have been finally resolved before the expiration of such period, any representation, warranty, covenant or agreement that is the basis for such claim shall continue to survive and shall remain a basis for indemnity as to such claim until such claim is finally resolved.  All statements contained herein or to consummate the transactions as contemplated shall be deemed representations and warranties for all purposes of this Agreement. The respective representations and warranties of Seller and the Buyer contained herein or in any other documents covered in the preceding sentence shall not be deemed waived or otherwise affected by any investigation made by any party hereto or any amendment or supplement to the schedules or exhibits hereto occurring after the signing of this Agreement.

ARTICLE VI.

INDEMNIFICATION

Section 6.01.  General Indemnity.

Subject to the limitations and other provisions of Articles V and this Article VI, the Seller agrees to indemnify and hold harmless the Buyer from, against and in respect of any and all liabilities (whether accrued, contingent or otherwise), damages, deficiencies, costs, claims, judgments, amounts paid in settlement, interest, penalties, assessments, out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) or losses resulting from, incurred in connection with or arising out of (i) any breach of any representation, warranty, covenant or agreement of the Seller, (ii) any litigation to which the Buyer is or becomes subject relating to the conduct of the Business on or prior to the Effective Date, and (iii) liabilities of the Seller and related Liens (“Losses”).  The Buyer shall indemnify and hold harmless the Seller, its Affiliates and their successors and assigns, from, against and in respect of any and all liabilities (whether accrued, contingent or otherwise), damages, deficiencies, costs, claims, judgments, amounts paid in settlement, interest, penalties, assessments, out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) or losses resulting from, incurred in connection with or arising out of (a) any breach of any representation, warranty, covenant or agreement of the Buyer and any claim, actual action or proceeding in connection therewith, (b) any liabilities related to any Transferred Client, Transferred Partner, Transferred Vendor, Transferred Employee, or Transferred Liability, as described herein, or (c) the operation of the Business on or after the Effective Date.  The party or parties being indemnified are referred to herein as the “Indemnitee” and the indemnifying party is referred to herein as the “Indemnitor”.  The term “Affiliate” or “Affiliated” or any similar term shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

Section 6.02.Indemnification Procedure.

(a)         Any party who receives notice of a potential claim that may, in the judgment of such party, result in a Loss shall use all reasonable efforts to provide the parties hereto written notice (a “Notice”) thereof stating the nature and basis of such claim, provided that failure or delay or alleged delay in providing such notice shall not adversely affect such party’s right to indemnification hereunder.  In the case of Losses arising by reason of any third party claim, the Notice shall be given within fifteen (15) days of the filing or other written assertion of any such claim against the Indemnitee, but the failure of the Indemnitee to give the Notice within such time period shall not relieve the Indemnitor of any liability that the Indemnitor may have to the Indemnitee.

(b)         In the case of third party claims for which indemnification is sought, the Indemnitor shall have the option (i) to conduct any proceedings or negotiations in connection therewith, (ii) to take all other steps to settle or defend any such claim (provided that the Indemnitor shall not settle any such claim without the consent of the Indemnitee which consent shall not be unreasonably withheld) and (iii) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise.  In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third party claim.  The Indemnitor shall, within ten (10) days of receipt of the Notice, notify the Indemnitee of its intention to assume the defense of such claim.  If (i) the Indemnitor shall decline to assume the defense of any such claim, (ii) the Indemnitor shall fail to notify the Indemnitee within ten (10) days after receipt of the Notice of the Indemnitor’s election to defend such claim or (iii) the Indemnitee shall have reasonably concluded that there may be defenses available to it which are different from or in addition to those available to the Indemnitor or a conflict exists between the Indemnitor and the Indemnitee (in which case the Indemnitor shall not have the right to direct the defense of such action on behalf of the Indemnitee), the Indemnitee shall defend against such claim and the Indemnitee may settle such claim without the consent of the Indemnitor, and Indemnitor may not challenge the reasonableness of any such settlement.  The expenses of all proceedings, contests or lawsuits in respect of such claims shall be borne and paid by the Indemnitor and the Indemnitor shall pay the Indemnitee, in immediately available funds, the amount of any Losses, as such Losses are incurred.  Regardless of which party shall assume the defense of the claim, the parties agree to cooperate fully with one another in connection therewith.  In the event that any Losses incurred by the Indemnitee do not involve payment by the Indemnitee of a third party claim, then, the Indemnitor shall within 10 days after agreement on the amount of Losses or the occurrence of a final non-appealable determination of such amount pay to the Indemnitee, in immediately available funds, the amount of such Losses.  Anything in this Article VI to the contrary notwithstanding, the Indemnitor shall not, without the Indemnitee’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnitee or which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnitee, a release from all liability in respect of such claim.

(c)         The remedies provided for in this Agreement shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

ARTICLE VII.

MISCELLANEOUS.

Section 7.01.Publicity.  Neither party shall make any notices to third parties or other publicity or public announcements concerning the transactions contemplated by this Agreement except as agreed to by the Buyer and Seller.  Each of the Buyer and the Seller shall keep confidential the price and terms of this Agreement unless, and to the extent, required by law.

Section 7.02.  Costs.  Each of the Buyer and the Seller represents to the other that it has not used a broker in connection with the transactions contemplated by this Agreement.  Each of the Buyer and the Seller shall each pay its own costs and expenses incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, except as otherwise provided in this Agreement.

Section 7.03.Headings.  Subject headings are included for convenience only and shall not affect the interpretation of any provisions of this Agreement.

Section 7.04. Notices.  Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served or sent by telecopy, and on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

If to the Seller, to:

Attention: Mr. Jeff Spenard
World Talk Radio, LLC (Voice America)
1900 W. University Drive, Suite 231
Tempe, AZ 85281

If to the Buyer, to:

Attention: Legal Department
Augme Technologies, Inc.
43 West 24th Street, Suite 11B
New York, NY 10001

Section 7.05.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties.

Section 7.06.Governing Law; Forum; Process.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York as applied to contracts made and to be performed entirely in the State of New York without regard to principles of conflicts of law.  Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of New York or any federal court sitting in the State of New York for purposes of any suit, action or other proceeding arising out of this Agreement (and agrees not to commence any action, suit or proceedings relating hereto except in such courts).  Each of the parties hereto agrees that service of any process, summons, notice or document by U.S. registered mail at its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, which is brought by or against it, in the courts of the State of New York or any federal court sitting in the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 7.07. Entire Agreement.  This Agreement, including the Schedules and Exhibits hereto, sets forth the entire understanding and agreement and supersedes any and all other understandings, negotiations or agreements between the Seller and the Buyer relating to the sale and purchase of the Assets, including the Parties’ Binding Letter of Intent entered into as of December 31, 2009.

Section 7.08.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

Section 7.09.Severability.  In the event that any one or more of the immaterial provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the parties.

Section 7.10.  No Prejudice.  This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

Section 7.11.  Words in Singular and Plural Form.  Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require.

Section 7.12.Parties in Interest.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

Section 7.13.  Amendment and Modification.  This Agreement may be amended or modified only by written agreement executed by all parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Augme Technologies, Inc.

By: /s/ Mark Severini
Name: Mark Severini
Title: Chief Executive Officer
Date: February 24, 2010

World Talk Radio, LLC (Voice America)

By:_________________________________
Name: Jeff Spenard Title: President
Date: ____________________________

Exhibit A

Transferred Assets

Fixed Assets:

See Schedule A-1 (“12-29-09 Fixed Asset Roll Forward”)

Domain Names:

VoiceAmerica.Com
WorldTalkRadio.Com
VoiceAmericaBusiness.Com
7thWaveNetwork.Com
VoiceAmericaSports.Com
VoiceAmericaHealth.Com
VoiceAmericaGreen.Com

Platform:

RadioPilot – Internet-Based Radio Platform for the delivery of iRadio programs, as used by the Business prior to the Effective Date, including content management system for self publishing host content, advertising, and images (the “Platform”).   For avoidance of doubt, the Platform does not include Seller’s patents or other intellectual property not expressly listed in this Exhibit A.

Logos:

VoiceAmerica
VoiceAmerica Business
VoiceAmerica Health & Wellness
VoiceAmerica Sports
VoiceAmerica Green
7th Wave Network

Trademarks:

World Talk Radio TM
VoiceAmerica TM
RadioPilot TM

Accounts Receivable:

The Parties agree that Accounts Receivable on the books of Seller related to the operation of the Business prior to the Effective Date will be transferred to Buyer (excluding AR previously sent to any outside agency for collections purposes), which transferred AR is attached hereto as Schedule A-2.  The Parties further agree that monies received by Seller prior to the Effective Date, attributable to payment for services of the Business following the Effective Date, will remain the property of Seller.

Intangible Assets:

Any library/archives of prior iRadio broadcasts, including archived/back-up discs, as in existence on the Effective Date.

Exhibit B

Transferred Clients

All clients of (and client agreements with) the Business as of December 31, 2009, will be transferred from Seller to Buyer as described in Section 1.03 of the Agreement.  Such clients/agreements include:

[See accompanying Excel document entitled “Exhibit B - Clientlist.xls”]

Exhibit C

Transferred Partners

All partners of (and partner agreements with) the Business as of December 31, 2009, will be transferred from Seller to Buyer as described in Section 1.03 of the Agreement.

Exhibit D

Transferred Vendors

All vendors of (and vendor agreements with) the Business as of December 31, 2009, will be transferred from Seller to Buyer as described in Section 1.03 of the Agreement..

Such vendor agreements include:

Aweber Communications: Email marketing software used for Iradio Newsletters. Billing, admin contact, and login access have been turned over to Buyer. http://www.aweber.com/

Godaddy.com – World Talk Radio’s Godaddy account has been signed over to Buyer. Billing, admin contact, and login access have been turned over to Buyer.

See Schedule D-1 (“Account Assignments”) which contains a list of accounts/vendor agreements to be assigned (or already assigned) from Seller to Buyer.

Exhibit E

Transferred Employees

Employee	Title
Audrey Gubik	Executive Producer
Brandy Jackson	Corporat Trainer/Network Director
Chad Wagner	Engingeer
David Dimmick	iRadio Quality Control
Frank Interdonato	Executive Producer
Jeffrey Gerstl	Host Services Director
Jeffrey Spenard	President of iRadio
Jon Cabrera	Executive Producer
Jon Missall	Executive Producer
Jose Lagarda	Executive Producer
Justin Jackman	Radio Board Operator
Karen Dana	Executive Producer
Mark Pace	Executive Producer
Melissa Schmitz	Network Director and Senior EP
Melissa Smith	Executive Assistant to President
Michael Mitchell	AM Radio Board Operator
Randall Libero	Executive Producer
Ray Ellis	Network Director - Sports
Ronald Jackman	Host Services/AV Production
Ruben Colombe	iRadio Program Director
Ryan Treasure	A/V Production Operation Manager
Scott Duffy	Executive Producer
Scott Halvorsen	Research Assistant
Stephan Jacob	Executive Producer
Tacy Trump	Senior Executive Producer
Tony Tomko	Executive Producer
William Lowe	Video Operations

Exhibit F

Transferred Liabilities

(1)           All liabilities under the agreements listed in Exhibits B, C and D above.

(2)           Lease obligations for 1900 W. University Drive, Suite 231, Tempe AZ 85281, including lease payment obligations of approximately $11,299.00 per month for the duration of the lease term) for the period commencing on the LOI Date.  The Lease Agreement between Modavox, Inc. and MSC Tempe, LLC will be assigned from Seller to Buyer with the effective date of such assignment being the Effective Date, per Buyer’s duties under Section 1.03 of this Agreement.  See Schedule F-1 herewith (“Regents Lease Schedule”), which includes a list of lease payment obligations to be assumed by Buyer as of the Effective Date. The Parties agree that (a) Seller paid Buyer’s rent pursuant to the Lease Agreement attributable to January, 2010, and Buyer agrees to re-pay Seller for such January rent, which re-payment will be made with the Revenue Share payment for January, 2010, as described in Section 1.04(b) of the Agreeemnt; and (b) Buyer will make all monthly rent payments under the Lease Agreement until the Lease Agreement is assigned to Seller.

(3)           Phone lease obligation with NEC Financial Services, LLC

(4)           See Schedule F-2 herewith (“AP Aging 12-30-2009”), which Schedule includes a list of liabilities to be assumed by Buyer as of the Effective Date, which liabilities will no longer be liabilities of Seller.

Exhibit G

Transition Assistance

Seller has/will assist Buyer with the assumption of certain business operations by providing the following the Transition Assistance:

•	Set up of Hostway Account for Buyer. Account to host primary domain, and email.
•	Set up of Voiceamerica.com domain
•	DNS setup for voiceamerica.com. Includes various subdomains used by Radiopilot Platform
•	Server migration of two Windows servers
•	Transfer of domains:
1.	bigmediausa.com
2.	gateway2media.com
3.	ideocast.com
4.	radiopilot.net
5.	talkzone.com
•	Transfer of iRadio Blog to Radiopilot Server
•	Installation of SQL server on Radiopilot Application Server
•	Support on integrating player and Live Stream with new CDN (ongoing)
•	Personnel training on Radiopilot Platform administration
•	Seller agrees to leave one Windows server active until January 15, 2010, to assist Buyer with client transition (archives server)
•	Updating and migrating of download script which is used with the MP3 download functionality of Radiopilot Platform